Exhibit 99
NEWS RELEASE
July 30, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2019 EARNINGS

2Q 2019 Net Income of $17.0 Million
Good Loan and Deposit Growth
Strong Capital Position

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) today reported net income for the second quarter of 2019 of $17.0 million compared to $20.8 million in the first, or linked, quarter of 2019 and $20.6 million in the second quarter of 2018. Key measures of profitability remained healthy, with return on average equity of 10.5% and return on assets of 0.96%.
“Our second quarter results were below our recent quarters’ performance due to volatility in our investment portfolio yield driven by the lower than expected interest rate environment as well as higher credit costs, including for one commercial exposure,” said Richard Wacker, president and chief executive officer. “We continued to deliver strong net interest margin, good loan and deposit growth, and improving year-over-year efficiency.  We are already seeing many of the benefits we anticipated from the consolidation of our non-branch teammates into our new ASB Campus and we are confident in the future improvements we will deliver for our customers, the bank, our team, and the community,” said Wacker.

Financial Highlights
Net interest income was $61.5 million in the second quarter of 2019 compared to $63.7 million in the linked quarter and $59.6 million in the second quarter of 2018. Net interest margin for the second quarter of 2019 was 3.82% compared to 3.99% in the linked quarter and 3.76% in the second quarter of 2018. Year-to-date, net interest margin was 3.90%. The decrease in net interest income and net interest margin compared to the linked quarter was primarily due to an increase in amortization of premiums in the investment securities portfolio.
The provision for loan losses was $7.7 million in the second quarter of 2019 compared to $6.9 million in the linked quarter and $2.8 million in the second quarter of 2018. The increase in provision over the linked quarter was primarily due to increased loss reserves for one commercial credit, increased reserves for loan portfolio growth, and additional loss reserves for the personal unsecured loan portfolio. The increase in provision over the prior year quarter was due to an increase in loan loss reserves for the personal unsecured loan portfolio, and a lower provision in the prior year due to a release of reserves for improved credit quality in the commercial, commercial real estate and home equity line of credit loan portfolios.
The net charge-off ratio was 0.29% in the second quarter of 2019 compared to 0.39% in the linked quarter and 0.32% in the prior year quarter. Nonaccrual loans as a percent of total loans receivable held for investment was 0.79% compared to 0.83% in the linked quarter and 0.57% in the prior year quarter.
Noninterest income was $15.5 million in the second quarter of 2019 compared to $14.6 million in the linked quarter and $13.8 million in the second quarter of 2018. The increase in noninterest income compared to the linked quarter was primarily due to increases in mortgage banking, debit card interchange and fee income. The increase in noninterest income compared to the prior year quarter was primarily due to bank-owned life insurance proceeds received during the quarter.
Noninterest expense was $48.0 million in the second quarter of 2019 compared to $45.2 million in the linked quarter and $44.2 million in the second quarter of 2018. As was the case in the first quarter of 2019, noninterest expense included depreciation and occupancy costs related to the new campus building while still including the costs of properties being vacated.
Total loans were $5.0 billion as of June 30, 2019, up $164.5 million or 6.8% annualized from December 31, 2018, driven mainly by increases in commercial loans, home equity lines of credit, and residential loans.
Total deposits were $6.3 billion at June 30, 2019, an increase of $98.5 million or 3.2% annualized from December 31, 2018. Low-cost core deposits were $5.4 billion as of June 30, 2019.
Overall, American’s return on average equity was 10.5% in the second quarter of 2019 compared to 13.1% in the first quarter of 2019 and 13.6% in the prior year quarter. Return on average assets was 0.96% in the second quarter of 2019 compared to 1.18% in the first quarter of 2019 and 1.20% in the second quarter of last year. The decreases from the linked and prior year quarters were primarily due to lower earnings in the second quarter of 2019. American paid dividends of $15.0 million to HEI during the quarter while maintaining healthy capital levels—leverage ratio of 8.7% and total capital ratio of 14.0% at June 30, 2019.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2019 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2019 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2019.
HEI plans to announce its second quarter 2019 consolidated financial results on Friday, August 2, 2019 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2019 EPS guidance.

Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the August 2, 2019 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through August 16, 2019 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10131926.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2018 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
Interest and dividend income
Interest and fees on loans	$58,620	$57,860	$54,633	$116,480	$107,433
Interest and dividends on investment securities	7,535	10,628	8,628	18,163	17,830
Total interest and dividend income	66,155	68,488	63,261	134,643	125,263
Interest expense
Interest on deposit liabilities	4,287	4,252	3,284	8,539	6,241
Interest on other borrowings	411	528	393	939	889
Total interest expense	4,698	4,780	3,677	9,478	7,130
Net interest income	61,457	63,708	59,584	125,165	118,133
Provision for loan losses	7,688	6,870	2,763	14,558	6,304
Net interest income after provision for loan losses	53,769	56,838	56,821	110,607	111,829
Noninterest income
Fees from other financial services	4,798	4,562	4,744	9,360	9,398
Fee income on deposit liabilities	5,004	5,078	5,138	10,082	10,327
Fee income on other financial products	1,830	1,593	1,675	3,423	3,329
Bank-owned life insurance	2,390	2,259	1,133	4,649	2,004
Mortgage banking income	976	614	617	1,590	1,230
Other income, net	534	458	536	992	972
Total noninterest income	15,532	14,564	13,843	30,096	27,260
Noninterest expense
Compensation and employee benefits	25,750	25,512	23,655	51,262	48,095
Occupancy	5,479	4,670	4,194	10,149	8,474
Data processing	3,852	3,738	3,540	7,590	7,004
Services	2,606	2,426	3,028	5,032	6,075
Equipment	2,189	2,064	1,874	4,253	3,602
Office supplies, printing and postage	1,663	1,360	1,491	3,023	2,998
Marketing	1,323	990	1,085	2,313	1,730
FDIC insurance	628	626	727	1,254	1,440
Other expense	4,519	3,854	4,556	8,373	8,657
Total noninterest expense	48,009	45,240	44,150	93,249	88,075
Income before income taxes	21,292	26,162	26,514	47,454	51,014
Income taxes	4,276	5,323	5,953	9,599	11,493
Net income	$17,016	$20,839	$20,561	$37,855	$39,521
Comprehensive income	$31,291	$27,091	$16,579	$58,382	$23,464
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.96	1.18	1.20	1.07	1.16
Return on average equity	10.46	13.09	13.56	11.76	13.07
Return on average tangible common equity	11.97	15.03	15.68	13.48	15.13
Net interest margin	3.82	3.99	3.76	3.90	3.76
Efficiency ratio	62.36	57.80	60.13	60.06	60.58
Net charge-offs to average loans outstanding	0.29	0.39	0.32	0.34	0.30
As of period end
Nonaccrual loans to loans receivable held for investment	0.79	0.83	0.57
Allowance for loan losses to loans outstanding	1.17	1.12	1.11
Tangible common equity to tangible assets	8.2	8.1	7.6
Tier-1 leverage ratio	8.7	8.7	8.6
Total capital ratio	14.0	13.9	13.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$15.0	$18.0	$11.1	$33.0	$22.0

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2019		December 31, 2018
Assets
Cash and due from banks		$115,214		$122,059
Interest-bearing deposits		52,415		4,225
Investment securities
Available-for-sale, at fair value		1,298,010		1,388,533
Held-to-maturity, at amortized cost		137,029		141,875
Stock in Federal Home Loan Bank, at cost		8,434		9,958
Loans held for investment		5,008,489		4,843,021
Allowance for loan losses		(58,425)		(52,119)
Net loans		4,950,064		4,790,902
Loans held for sale, at lower of cost or fair value		9,196		1,805
Other		511,502		486,347
Goodwill		82,190		82,190
Total assets		$7,164,054		$7,027,894
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,883,044		$1,800,727
Deposit liabilities–interest-bearing		4,374,339		4,358,125
Other borrowings		111,485		110,040
Other		134,162		124,613
Total liabilities		6,503,030		6,393,505
Common stock		1		1
Additional paid in capital		348,423		347,170
Retained earnings		330,141		325,286
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(830)		$(24,423)
Retirement benefit plans	(16,711)	(17,541)	(13,645)	(38,068)
Total shareholder’s equity		661,024		634,389
Total liabilities and shareholder’s equity		$7,164,054		$7,027,894

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.